UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Foley, William P., II
   c/o Fidelity National Financial
   3916 State Street
   Suite 300
   Santa Barbara, CA  93105
   USA
2. Issuer Name and Ticker or Trading Symbol
   Micro General Corporation
   MGEN
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   03/31/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Co-Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |3/8/00|J1  |V|34,000            |A  |           |34,000             |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Non-Qualified Stock Op|$4.81   |1/11/|J   |V|100,000    |A  |1/11/|1/10/|Common Stock|100,000|$15.25 |            |D  |            |
tion (right to buy)   |        |00   |    | |           |   |00   |10   |            |       |       |            |   |            |
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Non-Qualified Stock Op|$1.31   |3/8/0|M   |V|5,000      |A  |8/27/|8/26/|Common Stock|5,000  |$1.31  |            |D  |            |
tion (right to buy)   |        |0    |    | |           |   |97   |07   |            |       |       |            |   |            |
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                      |$2.13   |3/8/0|M   |V|10,000     |A  |8/24/|8/23/|Common Stock|10,000 |$2.13  |            |D  |            |
                      |        |0    |    | |           |   |94   |04   |            |       |       |            |   |            |
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                      |$3.00   |3/8/0|M   |V|50,000     |A  |8/23/|8/22/|Common Stock|50,000 |$3.00  |            |D  |            |
                      |        |0    |    | |           |   |99   |09   |            |       |       |            |   |            |
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                      |$3.00   |3/9/0|M   |V|25,000     |D  |8/23/|8/22/|Common Stock|25,000 |$3.00  |            |D  |            |
                      |        |0    |    | |           |   |99   |09   |            |       |       |            |   |            |
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                      |$3.00   |3/10/|M   |V|6,000      |D  |8/23/|8/22/|Common Stock|6,000  |$3.00  |            |D  |            |
                      |        |0    |    | |           |   |99   |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
J1 Exempt transaction see reverse
side